Exhibit 10(xvi)
                                                            ---------------



                                   Lumex, Inc.
                 81 Spence Street, Bay Shore, LI, New York 11706
                         516.273.2200  Fax: 516.273.1706


     October 16, 1995


     Mr. Robert McNally
     10 Tree Top Terrace
     Smithtown, New York  11787

     Dear Bob:

               This letter confirms our agreement concerning your continued employment with Lumex, Inc. (the "Company") as follows:

               1.   Term.
                    ----
               (a) Your employment will be for a term of three years beginning September 1, 1995 through August 31, 1998 (the "Term"). If the Company does not extend or renew this Agreement at the end of the Term, the Company shall make the "Termination Payment" described in Paragraph 1(b).

               (b) The Termination Payment shall be a continuation of your Base Salary, at the annual rate in effect at the time of termination. The Termination Payment shall be paid to you for a period of 15 months after the effective date of termination in such intervals and in the same manner as Base Salary was paid immediately prior to termination.

               2.   Duties.
                    ------
               (a) You shall serve as the Company's Chief Financial Officer and one of its Senior Vice Presidents. As such, you shall have all the functions, duties and responsibilities of a Senior Vice President and Chief Financial Officer, consistent with past practices. During the Term, you shall devote your full business time and energies to the business and affairs of the Company, and shall not accept other employment. You shall use your best efforts and abilities to promote the interests of the Company, to serve as a director or officer of any subsidiary of the Company to which you are elected and you shall perform such duties, consistent with your status as Chief Financial Officer and a Senior Vice President, as may be assigned to you by the Board.



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     Mr. Robert McNally
     October 16, 1995
     Page 2

               (b) You will perform your services principally at the Company's Bay Shore, New York executive office, acknowledging that the nature of your duties will require reasonable domestic and international travel from time to time. Without your agreement, in no event will your duties require you to relocate from Long Island, New York.

               3.   Compensation.  Your compensation shall consist of the
                    ------------
     salary and benefits described below:

               (a) A base salary at the annual rate of $189,000 ("Base Salary"). Base Salary shall be reviewed in accordance with the Company's customary practices respecting executive compensation, which will occur at least once in each calendar year.

               (b) You shall participate in the Company's Bonus Incentive Compensation Plan (the "BIC Plan") in accordance with its terms, except that your "Target" shall be 30%, your "Maximum" 60% and your "Max-Max" 90%, as each term is defined in the BIC Plan. At your election, you may receive between 10% and 40% of the amount payable to you under the BIC Plan in the form of the Company's common stock, converted at a value equal to 85% of its market value, all in accordance with the BIC Plan.

               (c) You shall be reimbursed for your actual ordinary and reasonable out-of-pocket expenses incurred in the conduct of the Company's business. You shall either receive an annual automobile allowance (payable in monthly installments) or be furnished with a company-leased automobile, in either case commensurate with your position as and in accordance with the policies and procedures that the Company applies to its senior executive officers.

               (d) All compensation and benefits shall be subject to all withholdings that the Company determines are required by federal, state or local law, and to the applicable deductions under the various benefit plans in which you participate.

               4.   Other Benefits.  In addition to the compensation and
                    --------------
     benefits described in paragraph 3, you shall receive paid vacation of four weeks in each calendar year, in accordance with the policies and procedures that the Company applies to a senior executive officer.
     You shall be eligible for and participate in sick leave and coverage under any life, health, dental, disability or other insurance programs made available to other senior executive officers. You shall also be eligible to participate in any pension, profit-sharing, restricted stock award, stock option or other future employment benefit, incentive or compensation





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     Mr. Robert McNally
     October 16, 1995
     Page 3

     program made available to senior executive officers of the Company.

               5.   Termination.  Termination of employment can occur in
                    -----------
     the following manner:

               (a) The Company shall have the right to terminate this Agreement "for cause", which as used herein shall be limited to one or more of the following:

                    (i) fraud or embezzlement, or conviction of a felony or the entry of a plea (including a plea of nolo contendere) for any
                                                 ---- ----------
     felony.

                    (ii) breach of your material obligations under the confidentiality or non-competition obligations described in paragraph 8;

                    (iii) any act of moral turpitude or willful misconduct which either results in your personal enrichment at the Company's expense or, in the reasonable judgment of the Board, has a material adverse impact on the business or reputation of the Company or any of its affiliates; or

                    (iv) your material breach of or willful failure or refusal to perform your obligations under this Agreement. You will not be considered to have materially breached this Agreement or willfully failed to perform your obligations if you correct the same 30 days after the Board provides notice to you specifying the nature of the breach, failure or refusal, or if the Board determines that you did not act in bad faith or that your action or inaction was based on your reasonable belief that it was in the Company's best interests.

               (b)  If you should die during the Term.

               (c) If you become "disabled" during the Term. For the purpose of this Agreement, disability shall mean either any disability as defined under the Company's disability insurance policy that is applicable to you, or if no such policy is available, a determination by a licensed physician practicing in New York City or Long Island that you have suffered any physical or mental disability or incapacity which causes you to be incapable of performing the services required under paragraph 2. You will be considered "disabled" if the disability actually prevents you from performing such services for a period of three consecutive months or a total of three months during any twelve-month period.




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     Mr. Robert McNally
     October 16, 1995
     Page 4

               (d) The Company may terminate this Agreement other than for cause, in which case you shall receive your Base Salary, at the annual rate in effect at the time of such termination, for a period equal to the greater of (i) the balance of the Term after the effective date of termination, or (ii) 12 months from such date ("Severance Pay") in the same manner as Base Salary was paid at the time of termination. If the Company terminates other than for cause, you also shall receive a bonus under the BIC Plan if you reach the Target at the date termination occurs. Any bonus under the BIC Plan will be pro rata, based upon the month of termination, and shall be paid in the same manner and at the same time as it would have been paid if you were still employed at the date the BIC Plan bonus was awarded.

               (e) Subject to the provisions of paragraph 9, you shall have the right to terminate this Agreement if there is a Change of Control.

               (f) You shall have the right to terminate this Agreement if, during the Term, the Company requires that you re-locate from Long Island, New York.

               6.   Other Termination Provisions.
                    ----------------------------
               (a) Upon any termination of your employment or non-renewal of the Term, you shall immediately resign from all positions and offices with the Company and its subsidiaries, whether or not you submit a formal letter of resignation. Any termination or non-renewal shall not affect your confidentiality or non-disclosure obligations referred to in paragraph 8. At any termination or non-renewal, you shall receive any restricted stock grants which are then vested, and you shall be entitled to exercise any stock options which are then exercisable in accordance with the terms of your stock option grant letter with the Company.

               (b) Any termination shall be by notice given in accordance with paragraph 10(e), shall specify the effective date of termination, and shall provide the reasons for such action, as required by paragraph 5.

               (c) If termination occurs as a result of death, the Company shall pay to your spouse, if she survives you, or to such persons as your legal representative may direct if your spouse does not survive you, an amount equal to your then effective Base Salary and such other compensation or benefits to which you are entitled, prorated to the date of death. If termination occurs under paragraphs 5(a), 5(c) or 5(f), the Company's obligations shall be limited to paying you your then effective Base Salary and



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     Mr. Robert McNally
     October 16, 1995
     Page 5

     any other compensation or benefits prorated to the effective date of termination.

               (d) If termination occurs under Section 5(f), the Company shall pay you the Termination Payment in the same amount and in the same manner as provided in paragraph 1(b).

               7.   Representations and Covenants.
                    -----------------------------
               (a) You represent and warrant to the Company that you are not now subject to any non-competition, restrictive covenant or other restriction or agreement which would prevent, limit or impair in any way your ability to perform all your obligations under this Agreement.


               (b) At the Company's request, you shall complete reasonable medical examinations from time to time if necessary to obtain insurance on your life for any "keyman" insurance policy the Company may apply for, or if required under any Company sponsored benefit plan.

               8.   Confidentiality, Ownership and Non-Competition
                    ----------------------------------------------
     Agreements.  If you have not done so already, you shall sign the same
     ----------
     agreements with the Company concerning confidentiality, ownership of inventions and other discoveries, and non-competition which the Company customarily requires of its senior executive officers at the same time you sign this Agreement. However, to the extent the non-competition provisions of that agreement cover a shorter time, the period shall be enlarged to extend through the end of any period you continue to receive payments under this Agreement, including payments on Change of Control.

               9.   Change of Control.
                    -----------------
               (a)  "Change of Control" means any one of the following:

                    (i) a change of control of a nature that would be required to be reported in the Company's proxy statement under the Securities Exchange Act of 1934, as amended (the "Exchange Act");

                    (ii) the approval by the Board of a sale of all or substantially all of the Company's assets to any unrelated third party and the consummation of such transaction;

                    (iii) the consummation of any merger, consolidation, or like business combination or reorganization of the Company which is approved by the Board and which results either in an event described in clause (i) above.


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     Mr. Robert McNally
     October 16, 1995
     Page 6

     Change of Control excludes the sale or other disposition (by spin-off, split-off or otherwise) of one of the two divisions known today as the Lumex and Cybex Divisions of the Company ("Partial Sale") under circumstances where you continue to be employed by the remaining division pursuant to all the terms and conditions of this Agreement. However, a Partial Sale shall constitute a Change of Control if you are offered continued employment by the remaining division at a location other than Long Island, New York, or if you are initially employed on Long Island, New York but you are subsequently required to relocate. In that latter case, the provisions of paragraph 9(d) shall take effect, as if a Change of Control had occurred.

               (b) If you wish to exercise your right to terminate your employment upon a Change of Control you must give the Company at least 90 days' notice not more than 30 days after any event constituting a Change of Control occurs. Your failure to give such notice shall preclude you from terminating employment upon a Change of Control, but only with respect to that occurrence. During the 90 day period following the delivery of your notice of termination, you shall cooperate fully with the Company (or its successor) to effect the orderly transfer of your duties to another person or persons. Notwithstanding the foregoing, upon receipt of your notice of termination upon a Change of Control, the Company may cause your termination to become effective prior to the end of the 90 day period (or if later, the date specified in your notice of termination) upon not less than two business days' notice.

               (c) If you terminate employment upon a Change of Control, the Company (or its successor) shall pay you an amount equal to the Base Salary, at the annual rate in effect at the time of such termina-tion, multiplied by 2.99. Of the amount so determined, 50% shall be paid to you in equal installments for a period of 12 months after the effective date of termination, and the balance in equal installments over the next 24 months. In both cases, payments shall be in such intervals and in the same manner as Base Salary was paid at the time of termination.

               (d) Notwithstanding the foregoing, you shall have no right to terminate upon a Change of Control if you are offered continued employment on Long Island, New York, for at least three full years following the Change of Control, in a comparable position, with comparable responsibilities at comparable total compensation and severance pay, all as provided herein. If, within the three-year period following the Change of Control, you are offered and accept such comparable employment but (i) you are subsequently demoted to non-comparable employment, (ii) you are terminated without Cause (as defined in paragraph 5(a)), (iii) you




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     Mr. Robert McNally
     October 16, 1995
     Page 7

     are required to re-locate from Long Island, New York, or (iv) you terminate for "Good Reason" (determined below), the Company (or its successor) shall pay to you, in a single installment, an amount equal to the difference between (i) the amount you actually received in the new employment following the Change of Control and (ii) your Base Salary, at the annual rate in effect at the time the Change of Control occurred, multiplied by 2.99. Good Reason means the assignment of any duties inconsistent in any material respect with the your position immediately prior to the Change of Control (including office, titles and reporting requirements), material decrease in your authorities, duties and responsibilities, any material negative changes to Base Salary, annual bonuses, incentives, stock plans, savings and incentive plans, welfare/benefits plans, expense policies, fringe benefits, or your office, support staff and physical location. Also, you would have Good Reason to terminate if there was an attempt to terminate your employment other than for cause, as expressly permitted by paragraph 5(a) of this Agreement.

               10.  Miscellaneous.
                    -------------
               (a) Your obligations under this Agreement are not assignable (except as provided in paragraph 6(c)) and shall not be
     delegated.   This Agreement and all of the Company's rights and
     obligations hereunder may be assigned or transferred to and shall be assumed by and be binding upon any corporation or other business entity which, by merger, consolidation, purchase of the assets or otherwise, including after a Change of Control, acquires all or a material part of the assets of the Company.

               (b) If any provision contained in this Agreement or the agreements referred to in paragraph 8 is determined to be unen-forceable for any reason, the remainder of this Agreement or such other agreements shall be construed as if such provision was not included, and the remaining parts shall continue in full effect. If the unenforceability relates to the scope, duration or the area covered by any non-competition agreement, we agree that the court making such determination shall have the power to reduce the breadth of its scope or the duration or area of such restriction, and in reduced form, such restriction shall then be enforceable.

               (c) This Agreement shall be governed by and interpreted in accordance with New York law. Any action or proceeding to enforce any provisions of this Agreement may be brought in a federal or state court located in the New York State Counties of New York, Nassau or Suffolk, and any such action may be commenced and process served as provided in the laws or rules applicable to the federal or state court where the action is brought.



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     Mr. Robert McNally
     October 16, 1995
     Page 8

               (d) This Agreement and those referred to in paragraph 8 constitute the entire understanding of the parties with respect to your employment with the Company, and they may not be amended, and none of their respective provisions may be waived other than by a writing signed by both of us.

               (e) All notices and other communications required or permitted hereunder shall be in writing and shall be sufficient if delivered personally, sent by any national overnight courier or mailed by certified mail, return receipt requested, to the addresses indicated on page one. Any item delivered in accordance with the provisions of this paragraph shall be deemed to have been delivered
     (i) on the date of personal delivery, (ii) on the business day following the date sent by overnight courier or (iii) on the fifth business day following the date on which it was so mailed, as the case may be. Notice to the Company shall be to the attention of its Chief Executive Officer.

               (f) Subject to your compliance with the agreements referred to in paragraph 8, your right to receive the payments set forth herein on termination or non-renewal is otherwise unconditional.
     Accordingly, you shall not be required to mitigate by seeking new employment or substitute sources of income. Further, your obtaining other employment or positions (subject to compliance with the agreements referred to in paragraph 8) shall not affect your right to receive and the Company's obligation to pay or provide you with all the termination or non-renewal payments and benefits provided herein.

               Please countersign this letter where indicated, whereupon it will become our binding Agreement.

                                   Sincerely,

                                   LUMEX, INC.

                                   By:/s/ J. Raymond Elliott
                                      ---------------------------
                                      Name:   J. Raymond Elliott
                                      Title:  President and Chief
                                              Executive Officer and
                                              on behalf of Jack Spratt,
                                              Chairman of the Board
                                              and at his request.

     Accepted and Agreed to:


     /s/ Robert McNally
     -------------------------
     Robert McNally





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